MCN ENERGY GROUP INC.  AND SUBSIDIARIES                             EXHIBIT 12-1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)
                                             TWELVE MONTHS       TWELVE MONTHS       TWELVE MONTHS
                                                 ENDED               ENDED               ENDED
                                             MARCH 31, 1999    DECEMBER 31, 1998   DECEMBER 31, 1997
                                                                  (Restated) *         (Restated) *
                                             --------------    -----------------   -----------------
EARNINGS AS DEFINED (1) (6)
Pre-tax income (2) (5)                         $ (50,083)          $ (63,904)          $ 145,441
Fixed charges (3)                                111,744             107,010              87,017
                                               ---------           ---------           ---------

     Earnings as defined                       $  61,661           $  43,106           $ 232,458
                                               =========           =========           =========

FIXED CHARGES AS DEFINED (1)(4)(6)
Interest, expensed                             $  83,322           $  79,449           $  64,981
Interest, capitalized                             10,657              10,832               5,709
Amortization of debt discounts, premium
     and expense                                   2,974               2,869               2,357
Interest implicit in rentals                       3,011               2,380               2,058
Preferred securities dividend requirements
     of subsidiaries                              17,376              17,613              14,433
                                               ---------           ---------           ---------

     Fixed charges as defined                  $ 117,340           $ 113,143           $  89,538
                                               =========           =========           =========

Ratio of Earnings to Fixed Charges                                                          2.60
                                                                                       =========

Coverage Deficiency (7) (8)                    $  55,679           $  70,037
                                               =========           =========

* Certain amounts have been restated primarily to record cost of gas expense, including trading losses, in the appropriate accounting periods as described in Note 2 to the Consolidated Financial Statements.

(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies.

(4) Fixed charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries.

(5) In 1998, MCN recorded several unusual charges, consisting of property write-downs, investment loss and restructuring charges, totaling $183,841,000 pre-tax ($114,576,000 net of taxes and minority interest).

(6) MCN has decided to sell its E&P properties and accordingly has classified this segment as a discontinued operation. Therefore, for purposes of calculating the Ratio of Earnings to Fixed Charges, E&P is excluded from the ratio for all periods presented.

(7) Earnings for the twelve-month period ended March 31, 1999, were not adequate to cover fixed charges. The amount of the coverage deficiency was $55,679,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 2.09.

(8) Earnings for the twelve-month period ended December 31, 1998, were not adequate to cover fixed charges. The amount of the coverage deficiency was $70,037,000. The Ratio of Earnings to Fix Charges excluding unusual charges would have been 2.01.